EXHIBIT 99.1

News Release

Westland Development Co., Inc.

FOR IMMEDIATE RELEASE	Contact:	Barbara Page
505-831-9600
800-726-3250

Westland Purchase Price Increases to $266 Per Share

Westland files preliminary proxy materials related to the merger

Albuquerque, April 7, 2006 – On April 7, 2006 Westland Development Co., Inc. (Westland) announced that it had amended its merger agreement with SHNM Acquisition Corp. (SHNM) to increase the consideration to be received by Westland shareholders from $255.00 to $266.23 in cash per share. Westland also announced that it had filed preliminary proxy materials with the Securities Exchange Commission (SEC) regarding the merger.

The merger agreement determines that SHNM will create and fund a trust for charitable programs to promote and preserve the ancestral and cultural heritage of Westland’s shareholders. The foundation will preserve the history of the Atrisco Land Grant, the town of the Atrisco Land Holding Corporation, and Westland’s real property and also serve the local community. SHNM has agreed to fund the trust with a donation of $1 million per year for 100 years.

“It is important to SHNM to uphold the culture and traditions of the Atrisco heritage,” said Frederick Chin, Chief Operating Officer of SHNM. “We understand that this land has a rich history in New Mexico which we plan to honor.”

Barbara Page, President and CEO of Westland said, “Throughout this process Westland will be communicating with shareholders regarding the merger and the shareholder vote. Westland’s Board has unanimously approved of the merger agreement, but we feel that it is important that all shareholders have the information they need to make the best decision for their families and the company.”

The Proxy Statement

WESTLAND SHAREHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT REGARDING THE PROPOSED MERGER WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. When available, the proxy statement and other relevant materials and any other documents filed by Westland with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders may obtain free copies of such documents filed with the SEC by contacting Westland Development Co., Inc., Robert Simon, at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., Robert Simon, 401 Coors Blvd, NW, Albuquerque, NM 87121.

Westland and its executive officers and directors and other persons may be deemed to be participating in the solicitation of proxies in connection with the Merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, will be contained in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

Forward-Looking Statements

Statements about the expected timing, completion and effects of the merger and all other statements in this release other than historical facts constitute forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements. Westland may not be able to complete the merger on the terms described above or other acceptable terms or at all because of a number of factors, including the failure to obtain shareholder approval or the failure to satisfy the other closing conditions. These factors will be more fully described in the proxy statement.